EX-FILINGFEES

Calculation of Filing Fee Tables

F-4
(Form Type)

Psyence Biomedical Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities(1)
Fees to Be Paid	Equity	Pubco Common Shares(2)	457(c), 457(f)(1)	10,788,021	$11.00	$118,668,231.00(5)	0.00011020(6)	$13,077.24
	Equity	Pubco Public Warrants(3)	457(g)	13,070,000	—	—	—	—(8)
	Equity	Pubco Common Shares issuable upon exercise of Pubco Public Warrants(4)	457(f)(1)	13,070,000	$11.51153 (7)	$150,455,697.10	0.00011020(6)	$16,580.22
Fees Previously Paid	—	—	—	—		—			—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$269,123,928.10	0.00011020	$29,657.46
	Net Fee Due							$29,657.46

Notes:

*	Terms defined herein shall have the meanings given to them in this registration statement and the enclosed proxy statement/prospectus.

(1)	All securities being registered will be issued by Pubco. In connection with the Business Combination, among other things, (a) Parent will contribute Target to Pubco in a share for share exchange, (b) immediately thereafter, Merger Sub will merge with and into NCAC, with NCAC being the surviving company in the merger, (c) each outstanding NCAC Ordinary Share will convert into the right to receive one Pubco Common Share and (d) each NCAC Warrant will convert into a right to acquire one Pubco Common Share on substantially the same terms. Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Consists of the sum of (a) a maximum of 2,253,521 Pubco Common Shares to be issued in exchange for an equal number of NCAC Class A Ordinary Shares, including the NCAC Class A Ordinary Shares underlying the Private Placement Units, plus (b) 3,535,000 Pubco Common Shares to be issued in exchange for an equal number of shares of NCAC Class B Ordinary Shares, plus (c) 5,000,000 Pubco Common Shares to be issued to Parent in connection with the Business Combination. Assumes the 3,000,000 Backstop Shares are not utilized and therefore forfeited by the Sponsor and cancelled.
(3)	Consists of 13,070,000 Pubco Public Warrants, each whole warrant being exercisable to purchase one Pubco Common Share at a price of $11.50 per share, subject to adjustment, to be issued in exchange for an equal number of NCAC Warrants, including the NCAC Warrants underlying the Private Placement Units.
(4)	Consists of Pubco Common Shares issuable upon the exercise of 13,070,000 Pubco Public Warrants.
(5)	Pursuant to Rules 457(c) and 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the product obtained by multiplying $11.00, which represents the average of the high and low prices of NCAC Class A Ordinary Shares on the Nasdaq Stock Market LLC on July 24, 2023, by 10,788,021, the estimated number of Pubco Common Shares to be issued at the closing of the Business Combination.
(6)	Pursuant to Section 6(b) of the Securities Act, a rate equal to $110.20 per $1,000,000 of the proposed maximum aggregate offering price.
(7)	Based on the sum of (a) $0.01153, the average of the high and low prices for the NCAC Warrants on Nasdaq on July 24, 2023, and (b) $11.50, the exercise price of the NCAC Warrants.
(8)	Pursuant to Rule 457(g) of the Securities Act, no separate fee is recorded for the Pubco Public Warrants and the entire fee is allocated to the underlying Pubco Common Shares.